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                                                                                                                     Exhibit 12
                                         THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    FOR THE FIVE FISCAL YEARS ENDED JANUARY 31, 1998, AND FOR THE
                                   THIRTY-NINE WEEKS ENDED OCTOBER 31, 1998, AND NOVEMBER 1, 1997


                                                          39 Weeks Ended                         Fiscal Year Ended
                                                      Oct. 31,      Nov. 1,    Jan. 31,    Feb. 1,    Feb. 3,    Jan. 28,   Jan. 29,
                                                        1998         1997        1998       1997       1996        1995       1994

Earnings Available for Fixed Charges:
Pretax earnings from continuing
   operations                                          $    616     $    554   $  1,279   $  1,232   $  1,160   $  1,079   $    957
Fixed charges (excluding interest
   capitalized and pretax preferred
   stock dividend requirements)                             256          274        363        346        317        293        305
Dividends on ESOP Preference Shares                         (19)         (19)       (26)       (26)       (28)       (28)       (28)
Capitalized interest amortization                             5            5          6          6          5          4          4
                                                            858          814      1,622      1,558      1,454      1,348      1,238
Fixed Charges:
Gross interest expense (a)                             $    249     $    267        353   $    341   $    316   $    289   $    295
Interest factor attributable to
   rent expense                                              18           17         23         22         20         19         20
                                                            267          284        376        363        336        308        315

Ratio of Earnings to Fixed Charges                          3.2          2.9        4.3        4.3        4.3        4.4        3.9


(a)   Represents interest expense on long-term and short-term debt, ESOP debt and amortization of debt discount and debt issue expense.









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